Exhibit 10.4

AMENDMENT NO. 1 TO THE TAX RECEIVABLE AGREEMENT

This AMENDMENT NO. 1 TO THE TAX RECEIVABLE AGREEMENT (this “Amendment”), by and between RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), and RIHI, Inc., a Delaware corporation (“RHINO”), dated as of April 26, 2026 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Tax Receivable Agreement (as defined below).

WHEREAS, Holdings and RHINO entered into that certain Tax Receivable Agreement, dated as of October 7, 2013 (as may be amended, restated, supplemented or otherwise modified from time to time and together with the annexes, exhibits and schedules attached thereto, the “Tax Receivable Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Holdings is entering into (1) that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “RHINO Merger Agreement”) among Holdings, RHINO, and the other parties thereto, and (2) that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Holdings Merger Agreement” and, together with the RHINO Merger Agreement, the “Merger Agreements”) among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Wildlife Merger Parent”), Holdings, and the other parties thereto, pursuant to which (but subject to the terms and conditions of such Merger Agreements), among other things, Holdings will acquire RHINO and the outstanding equity interests of RHINO will be converted into Class A Shares of Holdings, and Wildlife Merger Parent and Holdings will consummate a business combination;

WHEREAS, in order to induce Holdings to enter into the Merger Agreements and Wildlife Merger Parent to enter into the Holdings Merger Agreement, and to induce Holdings and Wildlife Merger Parent to consummate the transactions contemplated by the Merger Agreements, RHINO has agreed to enter into this Amendment, providing for, upon such terms and conditions and at such time as provided herein, including the closing of the transactions under the RHINO Merger Agreement, the termination of the Tax Receivable Agreement and the termination of any and all Tax Benefit Payments, Early Termination Payments and any other amounts payable thereunder; and

WHEREAS, Holdings desires to accept such termination of the Tax Receivable Agreement and the termination of such payment rights on the terms set forth herein, and in reliance thereon Holdings is willing to enter into the Merger Agreements;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Holdings and RHINO hereby agree as follows:

1.     Amendment. The following is hereby added to Article IV of the Tax Receivable Agreement as a new Section 4.4 thereof:

“Section 4.4

(a)            Notwithstanding anything to the contrary in this Agreement, effective automatically, and without any further action by Holdings, RHINO or any other Person, upon the first to occur of (i) the First Merger Effective Time (as defined in the RHINO Merger Agreement), (ii) in the event of a Superior Proposal Termination (as defined below), the closing of the transactions contemplated by any Acquisition Agreement (as defined in the Holdings Merger Agreement) (as may be amended, restated, supplemented or otherwise modified from time to time) entered into by Holdings in connection with the Superior Proposal (as defined in the Holdings Merger Agreement) giving rise to such Superior Proposal Termination, (iii) if there is a publicly announced or disclosed alternative transaction prior to any termination of the Holdings Merger Agreement, the Holdings Merger Agreement is terminated and Holdings following such termination enters into a definitive Acquisition Agreement (as the same may be amended, supplemented or modified) with the party making such proposal or any of its affiliates, the closing of the transactions contemplated by such Acquisition Agreement, and (iv) if, following any termination of the Holdings Merger Agreement, but in any event within one (1) year of the date hereof, the Board of Directors of Holdings approves or recommends a definitive Acquisition Agreement (as the same may be amended, supplemented or modified) with respect to any other transaction that constitutes a Change of Control, the closing of the transaction contemplated by such Acquisition Agreement (the first to occur of such events, the “Qualifying Change of Control”), (A) this Agreement shall terminate in full, (B) all rights, liabilities and obligations of RHINO and Holdings under this Agreement, whether arising before, on or after such time, shall be irrevocably terminated, cancelled and extinguished, and (C) no Early Termination Payment, Tax Benefit Payment or other payment shall be made to RHINO pursuant to this Agreement; provided, that, notwithstanding the foregoing, the Amendment and the rights and obligations thereunder of the parties thereto shall survive termination of this Agreement and this Section 4.4 shall be subject to the surviving provisions of the Amendment. For the avoidance of any doubt, any payment or other rights that might become due or payable to, or otherwise arise in favor of, RHINO in connection with this Agreement as a result of or upon such Qualifying Change of Control will be deemed to have been terminated for purposes of this Agreement immediately prior to such Qualifying Change of Control.

(b)            Subject to Section 4 of the Amendment, any and all Tax Benefit Payments, together with any other payments by and all obligations and liabilities of Holdings, and interest on any of the foregoing, in respect of amounts accrued, due or payable to RHINO (or other obligations or benefits in favor of RHINO) as of the Effective Date (as defined in the Amendment) or that may become payable to RHINO or arise in favor of RHINO on or after the Effective Date (as defined in the Amendment), in each case pursuant to or in connection with this Agreement, shall not be made and shall not arise, including any payments, right or obligations in connection with a Change of Control. Subject to Section 4 of the Amendment, from and after the Effective Date (as defined in the Amendment), notwithstanding anything to the contrary in this Agreement, Holdings shall not be obligated to make any payments, or otherwise be liable for any obligations, pursuant to or in connection with this Agreement (or other obligations or benefits in favor of RHINO), including, for the avoidance of doubt, any amounts payable, or liabilities or obligations due or that may become due (or other obligations or benefits in favor of RHINO), pursuant to or in connection with this Agreement as a result of or in connection with a Change of Control or the transactions contemplated by the Merger Agreements or any other provision of Article IV of this Agreement, and all rights to any and all payments by, and all obligations and liabilities of Holdings under this Agreement, be and hereby are extinguished in their entirety.

(c)            For purposes of this Agreement, (i) “Amendment” means the Amendment No. 1 to this Agreement, dated as of April 26, 2026, by and among the Holdings and RHINO (as may be amended, supplemented or otherwise modified from time to time and together with the annexes, schedules and exhibits thereto), (ii) “RHINO Merger Agreement” means the Agreement and Plan of Merger, dated as of the date of the Amendment, by and among Holdings, RHINO and the other parties thereto (as may be amended, restated, supplemented or otherwise modified from time to time), (iii) “Holdings Merger Agreement” means the Agreement and Plan of Merger, dated as of the date of the Amendment, by and among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Parent”), Holdings and the other parties thereto (as may be amended, restated, supplemented or otherwise modified from time to time), (iv) “Merger Agreements” means the RHINO Merger Agreement and the Holdings Merger Agreement, (v) “Superior Proposal Termination” means termination of the Holdings Merger Agreement by Holdings pursuant to Section 7.1(e)(i) thereof in order to enter into an Acquisition Agreement (as defined in the Holdings Merger Agreement), and (vi) any other term not otherwise defined herein shall have the meaning as defined in the First Amendment.”

2.     Termination of Tax Receivable Agreement Payment Rights. RHINO hereby agrees that, effective automatically and without any further action by any Person, upon the first occurrence of a Qualifying Change of Control and subject to Section 4 below, the following rights of RHINO shall be terminated: (i) any and all right to any and all Tax Benefit Payments or Early Termination Payment, (ii) any other payments by, and all obligations and liabilities of Holdings, (iii) any other rights accruing in favor of RHINO, and (iv) any interest, penalties, costs, fees, expenses or other rights or entitlements related to any of the foregoing, in respect of amounts payable to RHINO (or other rights or entitlements in favor of RHINO) as of the date hereof or that may become payable to RHINO on or after the date hereof (including as a result of or otherwise on or after the consummation of the Qualifying Change of Control), in the case of (i) through (iv) pursuant to or in connection with the Tax Receivable Agreement. From and after the Effective Date, notwithstanding anything to the contrary in the Tax Receivable Agreement but subject to Section 4 below, (i) Holdings shall not be obligated to make any payments, or otherwise be liable for any obligations, pursuant to or in connection with the Tax Receivable Agreement, including, for the avoidance of doubt, any amounts payable, or liabilities or obligations due, or that may become due, pursuant to or in connection with the Tax Receivable Agreement in connection with a Change of Control or the Contemplated Transactions (as defined in the Holdings Merger Agreement) or any other provision of Article IV of the Tax Receivable Agreement, and (ii) all rights to any and all payments by Holdings, and all obligations and liabilities of Holdings, under or in connection with the Tax Receivable Agreement, be and hereby are terminated, cancelled, and extinguished in their entirety.

3.     Release. Effective automatically and without any further action by Holdings, RHINO or any other Person, upon the first Qualifying Change of Control to occur, each of Holdings and RHINO, on behalf of itself and its past and present Affiliates and direct and indirect equityholders and its and their successors, assigns and representatives (the “Releasing Parties”), hereby unconditionally and irrevocably, waives, releases, remises and forever discharges the other party and its Affiliates (including, in the case of Holdings, from and after the consummation of the Mergers under (and as defined in) the Holdings Merger Agreement, Wildlife Merger Parent and Wildlife Merger Parent’s Affiliates) and its and their direct and indirect equityholders, directors, officers, employees, counsel, advisors, auditors, agents, representatives, successors, assigns, heirs and representatives (the “Released Parties”) from any and all liabilities and obligations of any kind under or in connection with the Tax Receivable Agreement and any and all rights, claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of action and liabilities of any kind or character whatsoever, absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured, determinable or indeterminable, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity, that such Releasing Parties have ever had, now have or ever may have or claim to have against or with respect to the Released Parties, relating to the Tax Receivable Agreement; provided, that this waiver, release, remise and discharge does not extend to any rights under, or any claim to enforce the terms of, or any breach of, this Amendment. In furtherance of the foregoing, each of Holding and RHINO, on behalf of itself and its Releasing Parties, expressly waive and relinquish any and all rights and benefits conferred by California Civil Code § 1542 (and any similar law of any jurisdiction), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.     Effectiveness; Termination. This Amendment is effective as of the Effective Date. In the event that a Qualifying Change of Control does not occur prior to the date that is eighteen (18) months after the Effective Date, (i) this Amendment will, automatically and without further action by Holdings, RHINO or any other Person, be void and of no further force and effect, (ii) the Tax Receivable Agreement will be deemed not to have been amended hereby, and (iii) any Tax Benefit Payments or other related amount that would have been payable to RHINO pursuant to the Tax Receivable Agreement at any time after the Effective Date, but for the provisions of this Amendment (including Section 1), if any, will be reinstated and thereafter become payable to RHINO in accordance with the terms of and with interest as provided in the Tax Receivable Agreement and the other corresponding rights of RHINO that were suspended pursuant to this Amendment shall also be reinstated as of the Effective Date.

5.     Effect of Amendment and Termination. Except as specifically modified, amended or terminated hereby, the Tax Receivable Agreement shall remain unchanged and in full force and effect until the first occurrence of a Qualifying Change of Control, at which time it shall terminate in accordance with Section 1 of this Amendment, shall be of no further force or effect, and thereafter no party shall have any further rights or obligations under the Tax Receivable Agreement other than those rights or obligations set forth in this Amendment. References in the Tax Receivable Agreement to the date thereof, and references to the “date hereof,” “the date of this Agreement” or words of similar meaning in the Tax Receivable Agreement, shall continue to refer to October 7, 2013.

6.     Tax Reporting. The parties acknowledge and agree that no part of the merger consideration or any other amounts payable to RHINO shareholders pursuant to the Merger Agreements or any other agreement is being paid or received in consideration for entering into this Agreement, and neither Holdings nor RHINO shall, or shall cause or permit any of their Affiliates to, take any position inconsistent therewith for U.S. federal or applicable state and local income tax purposes, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

7.     Representations and Warranties. Each of the parties hereto represents and warrants to the other party hereto as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

a.	Authorization of Transaction. Such party has all requisite power and authority (corporate or otherwise) to execute and deliver this Amendment, to effectuate the termination and waivers and release contemplated by Sections 1, 2 and 3 hereof, and to perform its obligations hereunder. The execution and delivery by such party of this Amendment and the performance by such party of this Amendment and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such party, including any action by the board of directors (or any committee of the board of directors) or the holders of any equity interests of such party. This Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect that affect creditors’ rights generally.

b.	Non-contravention. Neither the execution and delivery by such party of this Amendment, nor the consummation by such party of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of such party, (ii) require on the part of such party any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of its properties or assets.

c.	Absence of Litigation. As of the date hereof, there is no suit, action, investigation, claim or proceeding pending or, to such party’s knowledge, threatened against or involving or affecting, such party that would reasonably be expected to impair the ability of such party to perform fully its obligations hereunder or to consummate on a timely basis the transactions contemplated hereby to be consummated by such party.

d.	No Additional Representations. Such party acknowledges that no Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information furnished or made available to such party and its representatives in connection with entering into this Amendment, except as expressly set forth in this Amendment or the Tax Receivable Agreement. Without limiting the generality of the foregoing, such party further acknowledges and agrees that, except for the representations and warranties expressly set forth in the above sub-sections of this Section 6, it has not relied on or otherwise been induced by any representation or warranty, express or implied, relating to any matter by or on behalf of the other party.

8.     Further Agreements of RHINO. RHINO hereby further represents and warrants to Holdings, as of the date of this Amendment and as of the occurrence of a Qualifying Change of Control, that: (a) RHINO is the sole legal and beneficial owner of all of its rights, interests and entitlements under the Tax Receivable Agreement, free and clear of any lien, security interest, encumbrance, claim or restriction of any nature, and (b) RHINO has not, directly or indirectly, assigned, transferred or otherwise disposed of any of its rights, interests or entitlements under the Tax Receivable Agreement or with respect to the payments thereunder, or granted any Person any authority with respect to such rights, interests or entitlements. Notwithstanding anything to the contrary in Section 7.6 of the Tax Receivable Agreement, until the earlier of (x) the occurrence of a Qualifying Change of Control and (y) the termination of this Amendment pursuant to Section 4 hereof, RHINO shall not, directly or indirectly, assign, transfer, pledge, encumber, or otherwise dispose of all or any portion of its rights, interests, or entitlements under the Tax Receivable Agreement or this Amendment.

9.     Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or, in the reasonable judgment of Holdings, as may be necessary, advisable or appropriate to carry out the intent and purposes of this Amendment.

10.  Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

11.   Other TRA. This Amendment shall not constitute an amendment, waiver or modification of the Tax Receivable Agreement, dated as of October 7, 2013, originally entered into by and between Holdings and Weston Presidio V, L.P., a Delaware limited partnership (as such agreement was thereafter modified, amended, extended and assigned, herein the “Other TRA”) nor shall it create any rights to any other party under or pursuant to such Other TRA.

12.   Resolution of Disputes. The following is hereby added to the end of Section 7.8 of the Tax Receivable Agreement as Section 7.8(g) thereof:

(g)            The parties desire to standardize their alternative dispute resolution (ADR) and arbitration procedures under this Agreement in accordance with the applicable rules of JAMS. Accordingly, this Section 7.8(g) shall supersede and amend the existing dispute resolution procedures otherwise set forth in this Section 7.8 and in Section 7.8(a) in particular, and apart from the amendments thereto such provisions shall otherwise continue in full force and effect in accordance with their existing terms to the extent that there is no conflict with this Section 7.8(g), and the parties hereby agree that (i) the currently-prevailing Comprehensive Arbitration Rules and Procedures of JAMS shall be the ADR provider for any Dispute or other matter for which arbitration shall be applicable pursuant to this Agreement, and (ii) the place of any mediation and arbitration shall be in the location currently specified in Section 7.8(a).

13.   Miscellaneous. The provisions of Sections 7.1 (Notices), 7.2 (Counterparts), 7.4 (Governing Law), 7.5 (Severability), 7.6 (Assignment; Amendments; Successors; Waiver), 7.7 (Titles and Subtitles), 7.8 (Resolution of Disputes) (as amended by this Amendment), 7.9 (Reconciliation), 7.10 (Withholding), 7.12 (Confidentiality) and 7.14 (Independent Nature of Rights and Obligations) of the Tax Receivable Agreement are incorporated herein by reference, mutatis mutandis, and shall as so incorporated survive any termination of the Tax Receivable Agreement and be binding upon the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first written above.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
Name:	Susan Winders
Title:	Chief Legal Officer and Chief Compliance Officer

[Signature Page to Amendment No.1 to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first written above.

RIHI, INC.

By:	/s/ Bruce Benham
Name:	Bruce Benham
Title:	Vice President and Secretary

[Signature Page to Amendment No.1 to the Tax Receivable Agreement]